                                                                     Exhibit 2.1

                           ASSET PURCHASE AGREEMENT


     THIS ASSET PURCHASE AGREEMENT (this "Agreement") is made and entered into as of the 22nd day of February, 1999, by and among MUSIC TRADER, INC., a California corporation with its principal office located at 8593 Hydra Lane, San Diego, California 92126 ("Seller"); JEFFREY D. CLARK, an individual and 50% stockholder of Seller with his principal address at 8593 Hydra Lane, San Diego, California 92126; DEBBI MCGILL-CLARK, an individual and 50% stockholder of Seller with her principal address at 8593 Hydra Lane, San Diego, California 92126 (JEFFREY D. CLARK and DEBBI MCGILL-CLARK herein collectively referred to as "Clark"); and COMPACT DISC MANAGEMENT, INC., a Delaware corporation with its principal office located at 1204 Sovereign Row, Oklahoma City, Oklahoma 73108 ("Buyer").

     WHEREAS, Seller is engaged in the business ("Business") of buying, selling and trading new and used audio compact discs through the 17 retail outlets identified on SCHEDULE 1 hereto (collectively, the "Music Trader Stores"); and

     WHEREAS, Seller desires to sell to Buyer, and Buyer desires to buy from Seller, substantially all of the assets of the Business.

     NOW THEREFORE, in consideration of the mutual representations, warranties, covenants and agreements and upon the terms and subject to the conditions hereinafter set forth, the parties hereby agree as follows:

                                   ARTICLE I
                          TERMS OF PURCHASE AND SALE


     1.1    Purchase and Sale of Assets.   Subject to and upon the terms and
conditions contained herein, at the Closing (as defined in Section 9.1), Seller will sell, transfer, assign, convey and deliver to Buyer, and Buyer will purchase, accept and acquire from Seller, free and clear of all liens, claims, security interests and encumbrances of any nature, except for the security interests set forth on SCHEDULE 3.2 ("Encumbrances"), all of the following properties and assets (whether real or personal, tangible or intangible) of Seller related to the Business (collectively, the "Assets") Such assets are to be accepted by Buyer "as-is," "where-is" without warranty by Seller as to condition, intended use or value:

            (a) Inventory. all of the Seller's inventory of new and used audio compact discs (the "Inventory");

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            (b)  Intellectual Property Rights.  All of Seller's right, title and interest in and to the name "Music Trader," trademarks, patents, trade names, service marks, copyrights, processes, trade secrets, proprietary and technical information, know-how, other trade rights and other intangible assets, together with all right to, and applications and licenses for, any of the foregoing and relating to the Business (the "Intellectual Property Rights"), with respect to which Seller agrees to execute, if required, separate assignments of the forgoing suitable for recording at the U.S. Patent and Trademark Office, the various Secretaries of State and any other applicable Agency;

            (c) Business Records. All information of Seller, except Seller's bookkeeping and accounting records, with respect to ( copies of which will be provided to Buyer), and all of Seller's records relating to, the Business and the Music Trader Stores, including, without limitation, customer lists, vendor lists, and sales literature and promotional materials, together with all manuals, documents, records, files, computer tapes or discs, or other media on or in which the same may be evidenced or documented;

            (d) Software. All software programs, source and object codes, computer printouts, data bases and related items created, originated or modified by Seller and relating to the Assets or to the Business;

            (e) Furniture and Equipment. The furniture, equipment, files and other assets currently located at the Music Trader Stores; and

            (f) Other Assets. All equipment and tangible personal property of the Music Trader Stores, including, without limitation, furniture and leasehold improvements, rights under leases listed on SCHEDULE 3.7 underlying the Music Trader Stores ("Leases"), and rights under any other contracts listed on
                 SCHEDULE 3.7 underlying the Music Trader Stores ("Contracts").

     1.2 Excluded Assets. It is understood that the Assets shall not include the following assets specified in Section 1.2(a) through (f), below (collectively, the "Excluded Assets")

            (a)   Cash.  Cash of Seller;

            (b) Vehicles. The following vehicles, title to which is in the name of Seller:

     Year/Make        VIN                             California Plate No.

     1997 Plymouth    1P4GP44R6VB440371                     3VWT449
     1995 Dodge       1B4GH44R4SX576902                     3LFB716
     1987 GMC         2GDHG31K1H4505443                     4E34779
     1987 GMC         2GDHG31K6H4505972                     4E34728

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

     1994 Plymouth    2P4GH2532RR652400                     3JWZ085

            (c) Home Office Equipment. The office equipment maintained in Clark's home, for which he will provide Buyer a complete inventory.

            (d) Assets Relating to Movie Trader Store. All of the Seller's assets relating to the retail business conducted at the "Movie Trader" store located at 1225 Garnet Avenue, San Diego, California (the "Movie Trader Store"), including (i) inventories of movies, laser discs, DVDs, video games and cassettes; (ii) all equipment and tangible personal property of the Movie Trader Store, including, without limitation, furniture and leasehold improvements, rights under the lease underlying the Movie Trader Store, and rights under any other contracts related to the Movie Trader Store; and (iii) all of Seller's right, title and interest in and to the name "Movie Trader," trademarks, patents, trade names, service marks, copyrights, processes, trade secrets, proprietary and technical information, know-how, other trade rights and other intangible assets, together with all right to, and applications and licenses for, any of the foregoing relating to such name; provided, however, Seller agrees that the business conducted by the Movie Trader Store after the Closing of this Agreement shall not include the retail purchase or sale of audio compact discs or be, in any way, except as specifically permitted by this Agreement, competitive with the business conducted by Buyer as of the date of this Agreement.

            (e) Other Leased Space. Seller's rights under the leases underlying the rental space at Kobey's Swap Meet, the Sports Arena, San Diego, California, and at Kobey's Market Place, Chula Vista, California (collectively, the "Kobey Leases"); provided, however, no business conducted by Seller at the Kobey Leases shall include the retail purchase or sale of audio compact discs. JEFFREY D. CLARK shall be permitted to perform in-store promotions with artist presentations at the Kobey Leases, provided, however, any such conduct or activity shall not be permitted if it relates in any way to the retail sale of audio compact discs. Seller and Clark agree that, with respect to any business conducted by them at the Kobey Leases pursuant to this Section 1.2(e), each of them shall be bound by the provisions of Section 5.7 for the later of (i) two years subsequent to the termination or cessation of Seller's or Clark's business thereat, or
     (ii) the period specified in Section 5.7.

            (f) Assets Relating to the "Huge Secret" Record Label. All of the Seller's assets relating to the business conducted by Clark under the "Huge Secret" record label (the "Record Label"), including (i) all musical and recording equipment and other tangible personal property relating to recordings of JEFFREY D. CLARK under such label; (ii) all of Clark's and/or the Record Label's right, title and interest in and to the name "Huge Secret," trademarks, patents, trade names, service marks, copyrights, processes, trade secrets, proprietary and technical information, know-how, other trade rights and other intangible assets, together with all right to, and applications and licenses for, any of the foregoing relating to such name; including Clark's and/or the Record Label's right, title and interest in audio recordings made or to be made by JEFFREY D. CLARK; provided, however, Seller and Clark agree that except for sale of compact discs and memorabilia at

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     live band performances in which Jeffery D. Clark performs, the business conducted by the Record Label after the Closing of this Agreement shall not include the retail purchase or sale of audio compact discs or be, in any way, except as specifically permitted by this Agreement, competitive with the business conducted by Buyer as of the date of this Agreement. Seller and Clark agree that, with respect to any business conducted by them under the Record Label pursuant to this Section 1.2(f), each of them shall be bound by the provisions of Section 5.7 for the later of (i) two years subsequent to the termination or cessation of Seller's or Clark's business under the Record Label, or (ii) the period specified in Section 5.7.

     (g) Accounts Receivable/Payable. Seller and Clark shall retain all receivables/payables notwithstanding the lease obligations and utilities. The receivables include amounts due as credits or accounts receivable from Pacific Coast One-Stop and Tony Higuera and others in the aggregate which do not exceed $12,000.00.

     1.3 Treatment of Certain Obligations. The term "Existing Payables" means all of Seller's accounts payable outstanding as of 12:01 a.m. on the day preceding the Closing Date (as defined hereinafter). The term "Assumed Obligations" means all of Seller's obligations with respect to the Assets arising or accruing after the Closing Date and, specifically, shall not include
(a) the Existing Payables, or (b) any obligation for performance or obligation or liability of Seller for default or nonperformance under any contracts underlying the Assets and arising prior to the Closing Date. At Closing, Buyer will assume the Assumed Obligations pursuant to an assignment and assumption agreement acceptable to Buyer and Seller (the "Assignment and Assumption Agreement") effective as of the Closing Date. Buyer will not assume or have any responsibility, however, with respect to any other obligation or liability of the Seller not specifically included within the Assumed Obligations.

     1.4 Transfer and Conveyance. Seller shall execute and deliver to Buyer at the Closing a (i) bill of sale (the "Bill of Sale"); (ii) the Assignment and Assumption Agreement; (iii) assignment of Intellectual Property Rights (the "Assignment of Intellectual Property Rights"), in each case in substantially the forms attached hereto as Exhibits A, B and C, respectively; and (iv) all such other assignments, endorsements and instruments of transfer as shall be necessary or appropriate to carry out the intent of this Agreement and as shall be sufficient to vest in Buyer title to all of the Assets and all right, title and interest of Seller thereto. Buyer shall execute and deliver to Seller at the Closing the Assignment and Assumption Agreement.

     1.5 Other Agreements. At the Closing, Buyer and Seller shall execute and deliver the following additional agreements (collectively, the "Other Agreements"):

            (a) Supply Contract. The parties agree to execute and deliver at Closing a Supply Contract, substantially in the form of Exhibit D hereto, pursuant to which Buyer shall agree to purchase, at the store locations of the Music Trader Stores, VHS movies and

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

     laser discs ("Movie Inventory"), which Movie Inventory Seller agrees to purchase from Buyer at Buyer's cost plus 10%.

            (b) Software License Agreement. The parties agree to execute and deliver at Closing a Software License Agreement, substantially in the form of Exhibit E hereto, pursuant to which Buyer shall agree to grant to Seller a limited, nonexclusive license to use certain retail software developed by Buyer (the "Retail Software") at Seller's Movie Trader Store, in consideration of (i) the payment by Seller of a licensing fee to be equal to 5% of gross sales of Seller attributable to Seller's Movie Trader Store and a (ii) right of first refusal granted to Buyer with respect to any proposed sale or transfer of the business conducted by the Movie Trader Store; provided, however, the parties expressly agree that (i)the limited license granted under the Software License Agreement shall not be deemed the grant by Buyer of any right to operate as a franchisee of Buyer under either the "CD Warehouse" franchise system or the "Disc Go Round" franchise system; and (ii) the software thus licensed shall not, in any way, be used to compete with the business of Buyer or its franchisees.

            (c) Jeffrey D Clark Employment Agreement. JEFFREY D. CLARK and Buyer agree to execute and deliver at Closing an employment agreement (the "Jeffrey D Clark Employment Agreement"), substantially in the form of Exhibit F hereto, and containing the following terms:

                 (i) JEFFREY D. CLARK's employment shall be for a primary term of five (5) years, with a base salary of $100,000 per annum;

                 (ii) For the first 12 months of the primary term of the Jeffrey D Clark Employment Agreement, JEFFREY D. CLARK shall (A) have such day-to-day duties in the operation, management and growth of the Music Trader Stores as may be defined by Buyer from time to time, but specifically including, for such 12-month period, the training and transitioning of a suitable replacement to assume the operational and management duties of JEFFREY D. CLARK, and (B) have the authority to employ at the Music Trader Stores, during such 12-month period, John McKellar, Ryan Ballew, Dawn Whiting, Debbi Clark, and Elizabeth Patton (collectively, the "Employees"); provided, however, the total compensation package for each of the Employees is approved by Buyer prior to the Closing Date (which compensation package shall provide benefits commensurate to those provided to other employees of Buyer of the same or similar position and responsibilities) and set forth in a schedule to the Jeffrey D Clark Employment Agreement.

                 (iii) During the remaining 48 months of the primary term of the Jeffrey D Clark Employment Agreement, JEFFREY D. CLARK shall be responsible for

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

            the conduct of special projects, as may be requested by Buyer from time to time, and shall report directly to the President of Buyer; and

                 (iv) JEFFREY D. CLARK shall be provided (A) health insurance benefits consistent with those offered to other employees of Buyer at the level of Vice-President, and
                         (B) a bonus in the amount of $50,000, payable April 1, 2000, provided that 1999 annual sales relating to the Music Trader Stores reflect an increase of not less than 5% from 1998 annual sales relating thereto.

                                  ARTICLE II
                                PURCHASE PRICE

            2.1 Purchase Price. The purchase price (the "Purchase Price") for the Assets shall be FOUR MILLION DOLLARS ($4,000,000), payable at the Closing as follows:

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

                 (a)     Cash, in immediately available funds, of $3,000,000;
            and

                 (b) $1,000,000 in common stock of CD Warehouse, Inc., parent of Buyer. The number of shares of Buyer's common stock, par value $.01 per share (the "Common Stock") to be issued to Seller will be determined by dividing $1,000,000 by the lesser of (i) the average of the closing prices of the Common Stock, as quoted by Nasdaq, for the five trading days preceding the Closing; or, (ii) the price at which the Common Stock on the Business Day next preceding the Closing. Seller will be entitled to register all of such shares for sale or distribution in the event that CD Warehouse, Inc. files (or causes to be filed) a registration statement on Form S-3 with the United States Securities and Exchange Commission relating to any offering of Buyer's Common Stock, subject to such conditions and quantitative limitations as any underwriter of the Common Stock so offered may reasonably require.


                                  ARTICLE III
                   REPRESENTATIONS AND WARRANTIES OF SELLER

     Each of Seller and Clark, jointly and severally, hereby represents and warrants as follows:

     3.1 Due Organization and Qualification. Seller is a California corporation duly organized, validly existing and in good standing under the laws of the State of California which has all requisite corporate power and authority to own or lease its properties and to carry on its business as it is presently being operated and in the place where such properties are owned or leased and such business is conducted.

     3.2 Title. Seller has, and upon conveyance of the Assets to Buyer by Seller at the Closing, Buyer will acquire and hold, good and marketable title in fee simple to all Assets, free and clear of any and all Encumbrances, except as set forth on SCHEDULE 3.2.

     3.3 Inventory. Set forth on SCHEDULE 3.3 is a description of all the Inventory, which consists of current items of a quality and quantity that are usable or marketable in the ordinary course of the business of Seller, and items not usable in the business of Seller have been written down in value in accordance with the normal business practice of Seller to estimated net realizable market values.

     3.4 Physical Properties. Set forth on SCHEDULE 3.4 is a description of (i) all office furniture, equipment and supplies owned and to be conveyed by Seller and (ii) all physical properties (other than the types of properties referred to in (i) above), real, personal or mixed, owned and to be conveyed by Seller and included among the Assets. Seller enjoys peaceable possession of all properties owned or leased by it.

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

     3.5 Intellectual Property Rights. Set forth on SCHEDULE 3.5 is a list of all Intellectual Property Rights, which Intellectual Property Rights comprise all such rights used by Seller and Clark in connection with the operation of the Business. Except as disclosed on SCHEDULE 3.5, and to the best of Seller's and Clark's knowledge, Seller has a protectable interest in the Intellectual Property Rights, and none of the products, activities or operations of Seller infringe, involve or have resulted in (i) infringement of, or (ii) any claim of infringement of, any patent or patent application, trade name, trademark or service mark registration or application, common law trademark or trade dress rights, copyright or copyright registration or application of any other person, firm or corporation; and no proceedings have been instituted, are pending, or, to the knowledge of Seller or Clark threatened, which challenge the rights of Seller in respect thereof. Except as disclosed on SCHEDULE 3.5, and to the best of Seller's or Clark's knowledge, none of the Intellectual Property Rights are being infringed by the products, activities, operations, trade names, trademarks, service marks, trade dress rights or copyrights of any other person or persons and none are subject to any outstanding order, judgment decree, stipulation or agreement restricting the use thereof. Seller has not given and is not bound by an agreement of indemnification for patent, trade name, service mark, trademark or copyright infringement as to any property produced, used or sold by it.

     3.6    Compliance with Laws.  Except as disclosed on SCHEDULE 3.6, Seller
(i) has complied with all laws, regulations, licensing requirements and orders applicable to its business or personnel the breach or violation of which could have a material adverse effect on said business, (ii) has filed with the proper authorities all statements and reports required by the laws, regulations, licensing requirements and orders to which it or any of its employees (because of their activities on behalf of their employer) is subject, and (iii) possesses all necessary licenses, franchises, permits and governmental authorizations to conduct its business in the manner in which and in the jurisdictions and places where such business is now conducted. Set forth on SCHEDULE 3.6 is a list of all material licenses, franchises, permits and governmental authorizations and all applications pending before any agency or authority for the issuance of any licenses, franchises, permits or governmental authorizations or the renewal thereof.

     3.7 Contracts. Set forth on SCHEDULE 3.7 is a list of all material contracts, leases, arrangements, and commitments (whether oral or written) by which any of the Assets are directly affected or are bound, including, without limitation, all leases underlying the Music Trader Stores. Except as set forth in SCHEDULE 3.7, neither Seller nor any of the Assets is a party to or is bound or affected by any contract, lease, arrangement or commitment (whether oral or written) relating to: (i) the employment of any person other than personnel employed at will by Seller in the ordinary course of its business at rates of compensation and on terms consistent with past business practice; (ii) collective bargaining with, or any representation of any employees by, any labor union or association; (iii) the acquisition of services, supplies, equipment or other personal property involving more than $5,000 or which is not terminable by Seller upon not more than 30 days' notice without obligation on the part of Seller; (iv) the purchase or sale of real property; (v)

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distribution, agency or construction; (vi) lease of real or personal property as lessor or lessee or sublessor or sublessee; (vii) lending or advancing of funds (other than the Receivables); (viii) borrowing of funds or receipt of credit (other than the Payables); (ix) incurring of any obligation or liability (except for the Payables); (x) the sale of personal property; and (xi) any matter or transaction not in the ordinary course of the business of Seller or inconsistent with past business practice of Seller.

     3.8 Contract Defaults. Except as disclosed on SCHEDULE 3.7 or in other written communications between Seller and Clark or Buyer, Seller is not in default in any material respect under any of the Contracts, the Contracts are legal, valid and binding obligations of the respective parties thereto in accordance with their terms and have not been amended, no defenses, offsets or counterclaims thereto have been asserted or may be made by any party thereto other than Seller, and Seller has waived no substantial rights thereunder.

     3.9 Litigation. Set forth on SCHEDULE 3.9 is a list of all actions, suits, proceedings, investigations or grievances pending against Seller or, to the best of Seller or Clark's knowledge threatened against Seller, Seller's business or any property or rights of Seller, at law or in equity or admiralty or before or by and court or federal, state municipal or other governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign (each an "Agency"). To the best of Seller's or Clark's knowledge, none of the actions, suits, proceedings or investigations listed on SCHEDULE 3.9 either (i) results or would, if adversely determined, result in any material adverse change in the business, operations or assets or the condition, financial or otherwise, or results of operations of Seller or (ii) affects or would, if adversely determined, affect the right or ability of Seller to carry on its business substantially as now conducted. Seller is not subject to any continuing court or Agency order, writ, injunction or decree applicable specifically to the Assets, the business operations of Seller or employees of Seller, or in default with respect to any order, writ, injunction or decree of any court or Agency with respect to the Assets, its business, operations or employees.

     3.10 Corporate Power and Authority. The execution, delivery and performance of this Agreement by Seller, and all other agreements executed in connection herewith, and the consummation by it of the transactions contemplated hereby and thereby, have been duly authorized by all requisite corporate action and no further action or approval is required in order to permit Seller and Clark to consummate the transactions contemplated hereby and thereby. This Agreement constitutes, and all other agreements by and among the parties, when executed and delivered in accordance with the terms thereof, will constitute the legal, valid and binding obligations of Seller and Clark, enforceable in accordance with their terms (subject, as to the enforcement of remedies, to applicable bankruptcy, insolvency, reorganization, moratorium and similar laws affecting creditors' rights from time to time in effect). Seller has full power, authority and legal right to enter into this Agreement, and all other agreements by and among the parties, and to consummate the transactions contemplated hereby and thereby. The making and performance of this Agreement, and all other agreements by and among the parties, and the consummation of the transactions contemplated hereby and thereby in accordance with the terms hereof and thereof will not (i) conflict with the certificate of incorporation or bylaws of Seller, (ii) result in any breach or termination of, or constitute a default under, or constitute an event which with notice or lapse of time, or both, would become a default under, or result in the creation of any Encumbrance upon any of the Assets under, or create any rights of termination, cancellation or acceleration in any person under, any contract, lease, arrangement or commitment, or violate any order, writ, injunction or decree, to which Seller or Clark is a party, by which any of the Assets, business or operations of Seller may be bound or affected or under which any of the Assets, business or operations of Seller receive benefits,
(iii) result in the loss or adverse modification of any material license, franchise, permit or other authorization granted to or otherwise held by Seller or otherwise used in connection with the operation of the Business or (iv) result in the violation of any provision of law applicable to Seller, the violation of which could have a material adverse effect upon the Assets, business or operations of Seller.

     3.11 Collective Bargaining. Seller is not a party to any collective bargaining agreements with respect to any employees or Seller, and there are no labor disturbances, or any threats thereof, with respect to the Business.

     3.12 Employee Benefits. Seller has no "employee welfare benefit plan" or "employee pension benefit plan" as those terms are defined by the Employee Retirement Income Security Act of 1974, as amended. There are no multi-employer employee benefit plans in effect with respect to employees of Seller.

     3.13 True, Correct and Complete Information. The information furnished to Buyer by Seller and Clark prior to or on the date of this Agreement and in any Schedule referred to herein is true, correct and complete in all material respects. Such information states all material facts required to be stated therein or with respect thereto or necessary to make the statements therein or with respect thereto, in light of the circumstances under which such statements are made, true correct and complete.

     3.14 Availability of Documents. Seller has made available for inspection by Buyer, at the offices of Seller, true, correct and complete copies of its certificate of incorporation and bylaws and all contracts, leases, arrangements, commitments and documents referred to herein or in any Schedule referred to herein, in each case together with all amendments and supplements thereto.

     3.15 Consents. No consent, approval, authorization or order of any court, Agency or any other person is required in order to permit Seller to consummate the transactions contemplated by this Agreement.

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

     3.16 Financial Condition and Result of Operations. Seller has previously delivered to Buyer true, correct and complete copies of the balance sheet of Seller as of December 31, 1998 and the related statements of operations and cash flows for the year then ended. (the "Financial Statements"). The Financial Statements, together with the notes thereto, (i) are in accordance with the books and records and accounting methods of Seller, (ii) present the financial position and results of operations of seller as of the dates and for the periods indicated, and (iii) have been prepared in accordance with generally accepted accounting principles consistently applied throughout the period involved (1998) except as noted therein.

     3.17 Insurance. Set forth on SCHEDULE 3.17 is a brief description of all policies of fire, casualty, liability and other forms of insurance and all fidelity bonds held by Seller and relating to the Assets.

     3.18 Taxes. Except as disclosed on SCHEDULE 3.18, Seller has duly filed all federal, state, county, local and other excise, franchise, property, payroll, income, capital stock, sales and use and other tax returns which are required to be filed by it and such returns are true, correct and complete in all respects. Seller has paid all taxes that have become due or have been assessed against it and all taxes, penalties and interest that any taxing authority has proposed or asserted to be owing. All tax liabilities to which the properties of Seller may have been subjected have been discharged except for taxes assessed but not yet payable. There are no tax claims presently being asserted against Seller and Seller knows of no basis for any such claim. Seller has not granted any extension to any taxing authority of the limitation period during which any tax liability may be asserted thereby.

     3.19   Absence of Certain Changes or Events.  Except as provided on
SCHEDULE 3.19, since December 31, 1998, Seller has not (i) suffered any extraordinary losses or waived any rights of substantial value; (ii) amended its certificate of incorporation or bylaws; (iii) made any change in its mode of management or any change in its method of operation or method of accounting;
(iv) made or become obligated to make any capital expenditures other than such expenditures or commitments not exceeding $5,000 in the aggregate; (v) experienced or suffered any adverse change in its business, operations or assets (whether or not covered by insurance) condition, financial or otherwise, or results of operations; (vi) entered into any transaction, except in the ordinary course of its business consistent with past business practice; (vii) received any notice of any claim asserted against it by any Agency which could have a material adverse effect on the business or financial condition of Seller; or
(viii) incurred or agreed to incur any material obligation outside the ordinary course of business which has not heretofore been disclosed in writing to Buyer.

     3.20 Broker's and Finder's Fees. Seller has not made any agreement with any person, or taken any action which would cause any person, to become entitled to an agent's, broker's or finder's fee or commission in connection with the transactions contemplated by this Agreement.

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

                                  ARTICLE IV
                    REPRESENTATIONS AND WARRANTIES OF BUYER

     Buyer hereby makes the following representations and warranties to Seller and Clark.

     4.1 Due Organization and Qualification. Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, and has all requisite corporate power and authority to own or lease its properties and to carry on its business as it is presently being operated and in the place where such properties are owned or leased and such business is conducted.

     4.2 Corporate Power and Authority. The execution, delivery and performance of this Agreement by Buyer, and all other agreements referred to herein or executed in connection herewith, and the consummation by it of the transactions contemplated hereby and thereby, have been duly authorized by all requisite corporate action and no further action or approval is required in order to permit Buyer to consummate the transactions contemplated hereby and thereby. This Agreement constitutes, and all other agreements by and among the parties, when executed and delivered in accordance with the terms thereof, will constitute, the legal, valid and binding obligations of Buyer, enforceable in accordance with their terms (subject, as to the enforcement of remedies, to applicable bankruptcy, insolvency, reorganization, moratorium and similar laws affecting creditors' rights from time to time in effect). Buyer has full power, authority and legal right to enter into this Agreement and all other agreements by and among the parties and to consummate the transactions contemplated hereby and thereby. The making and performance of this Agreement, and all other agreements by and among the parties and the consummation of the transactions contemplated hereby and thereby in accordance with the terms hereof and thereof will not (i) conflict with the certificate of incorporation or by bylaws of Buyer, (ii) result in any breach or termination of, or constitute a default under, or constitute an event which with notice or lapse of time, or both, would become a default under, or result in the creation of any Encumbrance upon any asset of Buyer under, or create any rights of termination, cancellation or acceleration in any person under, any contract, lease, arrangement or commitment, or violate any order, writ, injunction or decree, to which Buyer is a party or by which Buyer or its assets, business or operations may be bound or affected or under which Buyer or its assets, business or operations receive benefits, (ii) result in the loss or adverse modification of any material license, franchise, permit or other authorization granted to or otherwise held by Buyer which is material to the business or financial condition of Buyer or
(iv) result in the violation of any provisions of law applicable to Buyer, the violation of which could have a material adverse effect upon the business, operations or assets of Buyer.

     4.3 Consents. No consent, approval, authorization or order of any court, Agency or any other person is required in order to permit Buyer to consummate the transactions contemplated by this Agreement.

     4.4 Litigation. There is no pending or, to the best of Buyer's knowledge, threatened litigation in any court or any proceeding before any Agency (i) in which it is sought to restrain, prohibit, invalidate or obtain damages in respect of the consummation of the purchase and sale of the Assets or the other transactions contemplated hereby, (ii) which could, if adversely determined, result in any material adverse change in the business, operations or assets or the condition, financial or otherwise, or results of operations of Buyer or (iii) which could, if adversely determined, have a material adverse effect on the right or ability of Buyer to carry on its business substantially as now conducted.

     4.5 Compliance with Laws. Buyer (i) has complied with all laws, regulations, licensing requirements and orders applicable to its business the breach or violation of which could have a material adverse effect on said business, (ii) has filed with the proper authorities all statements and reports required by the laws, regulations, licensing requirements and order to which it is subject and (iii) possesses all necessary licenses, franchises, permits and governmental authorizations to conduct its business in the manner in which and in the jurisdictions and places where such business is now conducted.

                                   ARTICLE V
                         COVENANTS OF SELLER AND CLARK

     Each of Seller and Clark, jointly and severally, hereby covenants and agrees with Buyer as follows:

     5.1 Affirmative Covenants. Prior to the Closing Date (as hereinafter defined), Seller will operate its Business in the usual, regular and ordinary course of business consistent with past business practices, and will use its best efforts to (i) preserve intact its business organization and the Assets;
(ii) maintain its properties, machinery and equipment in good operating condition and repair; (iii) continue all existing policies of insurance (or comparable insurance) in full force and effect up to and including the Closing Date (and will not cancel any such issuance or take (or fail to take) any action that would enable the insurers under such policies to avoid liability for claims arising out of any occurrence on or prior to the Closing Date without the prior written consent of Buyer); (iv) use its best efforts to preserve its present relationships with lending and other financial institutions, suppliers, customers, and franchisees; and (v) maintain its books, accounts and records in the usual, regular and ordinary manner on a basis consistently applied.

     5.2 Negative Covenants. Prior to the Closing Date Seller will operate its Business in the usual, regular and ordinary course of business consistent with the past business practices, and will not, without the prior written consent of Buyer: (i) make any increase in the compensation payable or to become payable by it to any employee or contribute or make any commitment to contribute or represent that it will contribute any amounts to any bonus or other employee benefit plan for employees of Seller except as required by law or by the terms of any such plan in the ordinary course of business; (ii) make any amendment to its certificate of incorporation, bylaws or other organizational documents; (iii) make any material change in the character of its Business; (iv) incur any obligation or liability (fixed or contingent) except in the ordinary course of business; (v) discharge or satisfy any Encumbrance or pay any obligation or liability (fixed or contingent) other than in the ordinary course of business; (vi) mortgage, pledge, transfer or otherwise dispose of or subject to any Encumbrance any of the Assets, except in the ordinary course of business; (vii) acquire any assets or properties, except in the ordinary course of business; (viii) cancel or compromise any material debt or claim that comprises a part of the assets to be transferred to Buyer; (ix) waive or release any rights of material value that comprise a part of the assets to be transferred to Buyer; (x) transfer, grant or terminate contract, lease, arrangement or commitment rights under any concessions, leases, licenses, agreements, patents, patent licenses, inventions, trademarks, trade names, service marks, trade dress or copyrights or registrations or licenses thereof or applications therefore or with respect to any know-how or other proprietary or trade rights; (xi) modify or change in any material respect or terminate any Contract; (xii) undertake any material borrowing of any nature whatsoever other than in the ordinary course of business; (xiii) make any loans or extensions of credit, except in the ordinary course of business; (xiv) make or become obligated to make any capital expenditures or enter into commitments therefor exceeding $5,000; and (xv) sell, discount or otherwise dispose of any Receivables.

     5.3 Access to Properties and Records. Each of Seller and Clark will keep Buyer advised of all material developments relevant to the consummation of the transactions contemplated hereby and will cooperate fully in permitting Buyer to make a full investigation of the Business, properties, financial condition and investments of Seller during regular business hours and upon reasonable notice and in bringing about the consummation of the transactions contemplated hereby. Seller will, during regular business hours and upon reasonable notice, afford to Buyer and its representatives full access to the offices, buildings, real properties, machinery and equipment, inventory and supplies, records, files, books of account, tax returns, agreements and commitments, partnership record books and personnel of Seller. Seller will, upon request by Buyer, request Sellers independent accountant to afford to Buyer and its representatives access to the working papers for all compilations of the Financial Statements. Seller will furnish to Buyer all such further information concerning the business and affairs of Seller as Buyer may reasonably request. Seller will update by amendment or supplement each of the Schedules referred to herein and any other disclosure in writing from Seller required by this Agreement to be disclosed in writing by Seller to Buyer promptly upon any change in the information set forth in such Schedules or other disclosures, and Seller hereby represents and warrants that such Schedules and such written disclosures, as so amended or supplemented, shall be true, correct and complete as of the date or dates thereof; provided, however, that the inclusion of any information in any such amendment or supplement, not included in the original Schedule or other disclosure at or prior to the date of this Agreement, shall not limit or impair any right which Buyer might otherwise have respecting the representations or warranties of Seller continued in this Agreement. No investigation pursuant to this Section 5.3 shall affect any representations or warranties or the conditions to the obligations of Buyer to consummate the transactions contemplated hereby. In the event of the termination of this Agreement, Buyer will deliver to Seller all documents, work papers and other material (including copies thereof) obtained by Buyer or on its behalf from Seller as a result of this Agreement or in connection herewith, whether so obtained before or after the execution hereof and, if the transactions contemplated hereby are not consummated, Buyer will hold such information in strictest confidence and will not use or disclose, or permit any other person or entity to use or disclose, such information until such time as such information is otherwise publicly available.

     5.4 Approvals of Third Parties. As soon as practicable after the date hereof, Seller will use its best efforts to secure all necessary consents, approvals and clearances of third parties that shall be required to consummate the transactions contemplated hereby.

     5.5 Notices. Seller will timely give all notices required to be given relating to the transactions contemplated hereby, including without limitation, any notices required or requested to be given to all creditors and claimants against Seller. Seller shall terminate its employees prior to the hiring of such employees by Buyer.

     5.6 Access to Books and Records. Seller agrees to provide Buyer, its accountants, counsel and other representatives, during normal business hours and upon reasonable notice, for a period of six years after the Closing Date, access to the books, records, income tax returns, contracts and other underlying data and the documentation of Seller relating to the period prior to the Closing Date and to make available to Buyer personnel of Seller in Buyer's review thereof for the purpose of enabling them to determine and calculate any tax liabilities in connection with the Assets. Seller agrees that, for such six-year period, it will preserve and keep intact all such books and records.

     5.7 Covenant Not to Compete. Except as contemplated and provided pursuant to (a) Sections 1.2(d), (e) and (f) of this Agreement, and (b) the Jeffrey D Clark Employment Agreement by and between JEFFREY D. CLARK and Buyer to be entered into at the Closing, each of Clark and Seller covenants and agrees that he, she or it, as the case may be, will not, at any time during which buyer operates stores of the general nature of the acquired stores, from the Closing Date, (i) directly or indirectly, in or pertaining to any location of the acquired stores or within a reasonable market radius thereof, own, manage, operate, join, control or participate in the ownership, management, operation or control of, any business which, or any businesses organization any part of which, engages in the business of buying, selling or trading of new and/or used audio compact discs, including, without limitation, the selling of franchises which engage in the business of buying, selling or trading of new and/or used audio compact discs of the type and kind and sold by Seller in the United States, except as a franchisee of Buyer or an affiliate of Buyer or owner of up to 5% of the outstanding common stock of a corporation so engaged, or (ii) directly or indirectly own, manage, operate, join, control or participate in the ownership, management, operation or control of, any business which, or any business organization any part of which, engages in the businesses of buying, selling or trading audio compact discs via the "Internet," "America on Line," "CompuServe" or any other "on-line" computer communication networks, except as a franchisee of the Buyer. Additionally, seller agrees not compete, as defined above, at any location for a period ending 2 years from the date of termination of the Jeffery D. Clark Employment Agreement. The remedy at law for any breach or attempted breach by Seller or Clark of the provisions of this Section 5.7 will be inadequate and Buyer shall be entitled to temporary or permanent injunctive relief against any breach or attempted breach of such provision without the necessity of posting bond or proving actual damages. It is the express intention of the parties hereto to comply with all laws that may be applicable to this Section 5.7. Should any restriction contained in this Section
5.7 be found to exceed in duration or scope the restriction permitted by law, it is expressly agreed that the covenant not to compete contained in this Section
5.7 may be reformed or modified by the final judgment of a court of competent jurisdiction to reflect a lawful and enforceable duration or scope. If any one or more of the provisions contained in this Section 5.7 shall for any reason be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provision of this Agreement, but any inconsistency in the provisions of this Agreement shall be construed as if such invalid, illegal or unenforceable provision had never been contained herein. The terms and conditions of this Section 5.7 will be governed by and construed in accordance with the laws of the State of Delaware; the foregoing clause will not, however, affect the forum or venue of any dispute resolution proceeding arising in connection with this Agreement or any other term or condition of this Agreement whatsoever.

     5.8 Change of Corporate Name. Seller agrees to execute and deliver to Buyer, on or before the Closing, such documents suitable for filing in the State of California as are necessary to change Seller's corporate name to a name other than "Music Trader, Inc.".

                                  ARTICLE VI
                              COVENANTS OF BUYER

Buyer hereby covenants and agrees with Seller and Clark as follows:

     6.1 Furnishing of Information. Buyer will keep Seller advised of all material developments relevant to the consummation of the transactions contemplated hereby and will cooperate fully with Seller in bringing about the consummation of the transactions contemplated hereby. In the event of the termination of this Agreement, Seller will deliver to the Buyer all documents, work papers and other material (including copies thereof) obtained by Seller or on its behalf from Buyer as a result of this Agreement or in connection herewith, whether so obtained before or after the execution hereof and, if the transactions contemplated hereby are not consummated, Seller will hold such information in confidence until such time as such information is otherwise publicly available.

     6.2 Approvals of Third Parties. As soon as practicable after the date hereof, Buyer will use its best efforts to secure all necessary consents, approvals and clearances of third parties that shall be required to enable it to consummate the transactions contemplated hereby and will otherwise use its best efforts to cause the consummation of such transactions in accordance with the terms and conditions of this Agreement.

     6.3 Buyer's Best Efforts. Buyer will use its best efforts, acting in good faith, to cause the consummation of the transactions contemplated by this Agreement in accordance with their terms and conditions.

     6.4 Retention of Records. For a period of six years after the Closing, Buyer will retain all books and records that Buyer receives from Seller. During such period, Seller and its representatives will have access to all such books and records during normal business hours. Buyer will, upon request of Seller or Clark, furnish to Seller or Clark, without charge, copies of any such books or records.

                                  ARTICLE VII
                      CONDITIONS TO OBLIGATIONS OF BUYER

     The obligations of Buyer hereunder shall be subject to the satisfaction of each of the following conditions precedent on or prior to the Closing Date, except such conditions as Buyer may waive in writing.

     7.1 Representations and Warranties of Seller and Clark. All of the representations and warranties of Seller and Clark contained in this Agreement and in any Schedule from Seller and Clark were true and correct when made, and shall be true and correct in all material respects on and as of the Closing Date with the same force and effect as though such representations and warranties had been made on and as of the Closing Date.

     7.2 Covenants of Seller and Clark. All of the covenants and agreements herein on the part of Seller and Clark to be complied with or performed on or before the Closing Date shall have been fully complied with and performed.

     7.3 Certificate of Seller and Clark. There shall be delivered to Buyer certificates dated as of the Closing Date and signed by each of Clark and Seller to the effect set forth in Sections 7.1 and 7.2, which certificate shall have the effect of a representation and warranty made by Seller and Clark on and as of the Closing Date.

     7.4 No Casualty Losses. The Assets shall not have suffered any destruction or damage by fire, explosion or other casualty or any taking by eminent domain which has materially impaired the operation of the Assets or otherwise had a material adverse effect upon the Business conducted by Seller.

     7.5 Seller's Pre-Tax Income. The Pre-tax income of Seller ($136,433), as reflected on the Financial Statements, is less than 20% of the 1998 consolidated pre-tax income of Buyer, as reflected on Buyer's audited financial statements for the 1998 fiscal year.

     7.6    Certificate of Authorities.  Seller shall have furnished to Buyer
(i) a certificate of the Secretary of State of the State of California, dated as of a date not more than five (5) days prior to the Closing Date, attesting to the organization and good standing of Seller, (ii) a true, correct, and complete copy of Seller's certificate of incorporation and bylaws and all amendments thereto, and (iii) a copy, certified by an authorized officer of Seller, of resolutions duly adopted by the board of directors and stockholders of Seller duly authorizing the transactions contemplated in this Agreement.

     7.7 Litigation. At the Closing Date, there shall not be pending or threatened any litigation in any court or any proceeding before any Agency, (i) in which it is sought to restrain, invalidate, set aside or obtain damages in respect of the consummation of the purchase and sale of the Assets or the other transactions contemplated hereby, (ii) which could, if adversely determined, result in any material adverse change in the Business, operations or Assets or the condition, financial, or otherwise, or results of operations of Seller,
(iii) which could, if adversely determined, have a material adverse effect on the right or ability of Seller to carry on its Business as now conducted or (iv) as a result of which, in the reasonable judgment of Buyer, Buyer would be deprived of the material benefits of its ownership of the Assets.

     7.8    Due Diligence.

            (a)  (i)     Buyer shall have completed its "due diligence" review
     of the Assets, books, records, files, contracts, leases, arrangements, commitments, documents, tax returns, business operations, financial statements, offices, buildings, and any other items or matter that Buyer deems relevant which pertain to the Business or the transactions contemplated hereby, including a review of the 1998 year-end inventory at the Music Trader Stores, and (ii) the results of such due diligence review shall be acceptable, in all respects, to Buyer, in its sole discretion.

            (b) All actions, proceedings, instruments and documents required to carry out this Agreement or incidental thereto and all other related matters shall have been satisfactory to Day, Edwards, Federman, Propester & Christensen, P.C., counsel for Buyer.

     7.9 Opinion of Seller's Counsel. Buyer shall have received an opinion of counsel for Seller, dated the Closing Date to the effect that: (i) the Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of California and is duly qualified as a foreign corporation and in good standing in each jurisdiction in which the ownership of its properties, the employment of its personnel or the conduct of its business requires it to be so qualified; (ii) each of Seller and Clark has full power, authority and legal right to enter into this Agreement and all other agreements by and among the parties and to consummate the transactions contemplated hereby and thereby; (iii) all necessary corporate action required to be taken by Seller to approve this Agreement and all other agreements by and among the parties and the transactions contemplated hereby and thereby and to authorize execution and delivery of this Agreement and all other agreements by and among the parties and the performance by Seller and Clark of their respective obligations hereunder and thereunder, have been duly and properly taken, and no further action or approval is required in order to permit Seller or Clark to consummate the transactions contemplated by this Agreement and all other agreements by and among the parties; (iv) this Agreement and all other agreements contemplated hereby or executed in connection herewith by and among the parties have been duly executed and delivered by Seller and Clark and are legal, valid and binding obligations of Seller and Clark enforceable in accordance with their terms and
(v) subject to the conditions and exceptions of counsel, the Contracts being sold and assigned by Seller to Buyer hereby are legal, valid and binding obligations of the parties.

     7.10 No Material Adverse Changes. There shall not have occurred (i) any material adverse change in the Business or the operations of the Music Trader Stores or the Assets or (ii) any material loss or damage to any of the Assets (whether or not covered by insurance) of Seller. Buyer shall receive a certificate from Seller and Clark, dated as of the Closing Date and in form and substance satisfactory to Buyer, as to fulfillment of the conditions set forth in this Section 7.9.

     7.11 Consents. Seller shall have obtained all orders, approvals or consents of third parties, including without limitation, any consents or approvals deemed necessary by counsel to Buyer that shall be required to consummate the transactions contemplated hereby, including, without limitation, any landlord's consents.

     7.12 Deliverables. Each of Seller and Clark shall have duly executed and delivered to Buyer the Bill of Sale, the Assignment and Assumption Agreement, the Assignment of Intellectual Property Rights, the Other Agreements, the documents refereed to in Section 5.8 here, and such other agreements, documents and instruments as Buyer shall have reasonably requested in order to more fully effectuate the transactions contemplated by this Agreement.

     7.13 Further Assurances. Seller and Clark shall take all such further action as may be reasonably requested by Buyer in order to effectuate the consummation of the transactions contemplated by this Agreement. If Buyer shall reasonably determine that any further conveyance, assignment or other document or any further action is necessary to vest in it full title to the Assets, Seller and Clark shall cause the appropriate person or entity to execute and deliver all such instruments and take all such action as Buyer may reasonably determine to be necessary.

                                 ARTICLE VIII
                 CONDITIONS TO OBLIGATIONS OF SELLER AND CLARK

     The obligations of Seller and Clark to cause the sale of the Assets and the other transactions contemplated hereby to occur at Closing shall be subject to the satisfaction on or prior to the Closing Date of all of the following conditions, except such conditions as Seller and Clark may waive in writing:

     8.1 Representations and Warranties of Buyer. All of the representations and warranties of Buyer contained in this Agreement and in any Schedule or other disclosure in writing from Buyer shall have been true and correct when made, and shall be true and correct in all material respects on and as of the Closing Date with the same force and effect as though such representations and warranties had been made on and as of the Closing Date.

     8.2 Covenants of Buyer. All of the covenants and agreements herein on the part of the Buyer to be complied with or performed on or before the Closing Date shall have been fully complied with and performed.

     8.3 Buyer's Certificate. There shall be delivered to Seller and Clark a certificate dated as of the Closing Date and signed by the President or a Vice President of Buyer to the effect set forth in Sections 8.1 and 8.2, which certificate shall have the effect of a representation and warranty made by Buyer on and as of the Closing Date.

     8.4    Certificates of Authorities.  Buyer shall have furnished to Seller
            (i) a certificate of the Secretary of State of Delaware, dated as of a date not more than five (5) days prior to the Closing Date, attesting to the organization and good standing of Buyer,

            (ii) a copy, certified by the Secretary of State of Delaware as of a date not more than five (5) days prior to the Closing Date, of Buyer's Certificate of Incorporation and all amendments thereto,
            (iii) a copy, certified by the Secretary of Buyer of the Bylaws of Buyer, as amended and in effect at the Closing Date and (iv) a copy, certified by an authorized officer of Buyer, of resolutions duly adopted by the Board of Directors of Buyer duly authorizing the transactions contemplated in this Agreement.

     8.5 Opinion of Counsel to Buyer. Seller shall have received an opinion from, counsel for Buyer, dated the Closing Date to the effect that: (i) Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware; (ii) Buyer has full power, authority and legal right to enter into this Agreement and all other agreements by and among the parties and to consummate the transactions contemplated hereby and thereby;
(iii) the execution and delivery of this Agreement and all other agreements by and among the parties and the performance by Buyer of its obligations hereunder and thereunder, have been fully authorized by all requisite corporate action, and no further action or approval is required in order to permit Buyer to consummate the transactions contemplated by this Agreement and all other agreements by and among the parties; (iv) this Agreement and all other agreements contemplated hereby or executed in connection herewith by and among the parties have been duly executed and delivered by Buyer and are legal, valid and binding obligations of Buyer enforceable in accordance with their terms.

     8.6 Deliverables. Buyer shall have duly executed and delivered to Seller the Assignment and Assumption Agreement, the Other Agreements and such other agreements, documents and instruments as Seller shall have reasonably requested in order to more fully effectuate the transactions contemplated by this Agreement.

                                  ARTICLE IX
                           DATE AND PLACE OF CLOSING

     9.1 Date and Place of Closing. Subject to satisfaction or waiver of the conditions to the obligations of the parties, the purchase and sale of the Assets pursuant to this Agreement shall be consummated at a closing (the "Closing") to be held in the offices of Muns, Wagner, Anastopulos & Lynn at 701 B Street, Suite 1601, San Diego, CA 92101-8115 or such other place as is mutually agreed to by the parties, at 10:00 A.M. on February 22, 1999 (the "Closing Date"). Title to the Assets shall pass from Seller to Buyer as of 12:01 A.M., Oklahoma City, Oklahoma time, on the day following the Closing Date.

                                   ARTICLE X
                                    CLOSING

     10.1 Seller's and Clark's Performance. At the Closing, concurrently with performance by Buyer of its obligations to be performed at the Closing:

            (a) Conveyances. Seller shall execute and deliver to Buyer, in form and substance acceptable to Buyer (i) the Bill of Sale; (ii) the Assignment and Assumption Agreement; (iii) the Assignment of Intellectual Property Rights; and (iv) all other assignments, endorsements and instruments of transfer as shall be necessary or appropriate to carry out the intent of this Agreement and as shall be sufficient to vest in Buyer title to all of the Assets and all right, title and interest of Seller thereto. If requested by Buyer, such documents shall be in form suitable for recording.

            (b) Other Agreements. Seller shall execute and deliver to Buyer, in form and substance acceptable to Buyer, the Supply Contract and the Software License Agreement, and JEFFREY D. CLARK shall execute and deliver to Buyer, in form and substance acceptable to Buyer, the Jeffrey D Clark Employment Agreement.

            (c) Records. Seller shall deliver to Buyer all documents, agreements, reports, books, records and accounts pertaining specifically to the Assets which are in Seller's possession, including without limitation any and all files and documents relating to any litigation described in
     SCHEDULE 3.9.

            (d) Certificates. Seller and Clark shall execute and deliver the certificates referred to in Section 7.3.

            (e) Indemnification Pledge Agreement. Seller shall execute and deliver the Indemnification Pledge Agreement (the "Pledge Agreement") required by Section 11.7.

            (f) Revised Inventory. Seller shall deliver revised and updated schedules of SCHEDULES 3.3 (Inventory), 3.21 (Payables) and any other Schedules that must be updated or revised pursuant to Section 5.3.

            (g) Certificates of Authorities. Seller shall deliver to Buyer the certificates of authority referred to in Section 7.6 no later than February 25, 1999.

            (h) Opinion of Seller's and Clark's Counsel. Seller and Clark shall deliver to Buyer the opinion of their counsel, dated the Closing Date, as to the matters specified in Section 7.9.

            (i) Consents. Seller shall deliver to Buyer the consents and approvals required by Section 7.10.

            (j) Other Actions. Seller and Clark shall take all such other steps as may be necessary or appropriate to put Buyer in actual and complete ownership and possession of the Assets.

     10.2 Buyer's Performance. At the Closing, concurrently with the performance by Seller of its obligations to be performed at the Closing:

            (a) Cash Portion of the Purchase Price. Buyer shall deliver to Seller the cash amount specified in Section 2.1(a), by certified or bank cashier's check or wire transfer;

            (b) Stock Portion of the Purchase Price. Buyer shall deliver to Seller a stock certificate or certificates for the shares of Common Stock specified in Section 2.1(b), which certificate or certificates shall bear a legend restricting the transferability of the shares represented by such certificate without registration under the Securities Act of 1933 or an opinion of counsel acceptable to Buyer that such registration is not required.

            (c) Delivery of Assignment Assumption Agreement and Other Agreements. Buyer shall execute and deliver to Seller the Assignment and Assumption Agreement and the Other Agreements.

            (d) Opinion of Buyer's Counsel. Buyer shall deliver the opinion of counsel, dated the Closing Date, as to the matters specified in Section 8.5.

            (e) Certificates. Buyer shall execute and deliver the certificate referred to in Section 8.3.

     10.3 Further Actions. In addition to the foregoing, Buyer and Seller agree as follows:

            (a) Further Action by Seller. At any time and from time to time, at or after the Closing, upon request of Buyer, Seller and Clark shall do, execute, acknowledge and deliver or shall cause to be done, executed, acknowledged and delivered all such further acts, deeds, assignments, transfers, conveyances, powers of attorney and assurances as may reasonably be required in order to vest in and confirm to Buyer full and complete title to, possession of, and the right to use and enjoy, the Assets.

            (b) Further Action by Buyer. At any time and from time to time, at or after the Closing, upon request of Seller, Buyer shall do, execute, acknowledge and deliver or shall cause to be done, executed, acknowledged and delivered all such further acts and assurances as may reasonably be required in order to better assure and confirm to Seller the assumption by Buyer of the obligations to render performance which are to be assumed by Buyer pursuant to this Agreement.

                                  ARTICLE XI
                         SURVIVAL AND INDEMNIFICATION

     11.1 Survival. All representations, warranties, covenants and agreements made in the Agreement shall survive and shall not be extinguished by the Closing or any investigation made by or on behalf of any party hereto.

     11.2 Buyer's Losses. Each of Seller and Clark hereby agree, jointly and severally subject to Section 11.5 below, to indemnify Buyer and save and hold Buyer harmless from, against, for and in respect of any and all damages (including, without limitation, amounts paid in settlement with Seller's consent), losses, obligations, liabilities, liens, deficiencies, costs and expenses, including, without limitation, reasonable attorneys' fees and other costs and expenses incident to any suit, action, investigation, claim or proceeding (hereinafter referred to collectively as "Buyer's Losses"), including without limitation, any and all of Buyer's Losses suffered, sustained, incurred or required to be paid by Buyer by reason of (i) the breach by Seller or Clark of any provisions of this Agreement, including any representation or warranty made by Seller in or pursuant to this Agreement being untrue or incorrect in any material respect; (ii) any material failure by Seller to observe or perform its covenants and agreements set forth in this Agreement; (iii) any liability for product warranties or defective products arising from sales of Inventory sold by Seller prior to the closing date; or (iv) any failure by Seller to satisfy and discharge any other liability or obligation not expressly assumed by Buyer pursuant to this Agreement.

     11.3 Employee Compensation and Benefits. Each of Seller and Clark hereby agrees, jointly and severally, to indemnify and hold Buyer harmless from and against any and all claims made by employees of Seller, regardless of when made, for workmen's compensation, medical insurance, disability, vacation, severance, sick benefits or other compensation arrangements to the extent the same are based on injury sickness occurring prior to the Closing Date or based on employment service rendered to Seller prior the Closing Date.

     11.4 Seller's Losses. Buyer agrees, subject to Section 11.5 below, to indemnify Seller and Clark and save and hold Seller and Clark harmless from, against, for and in respect of any and all damages (including, without limitation, amounts paid in settlement with Buyer's consent), losses, obligations, liabilities, claims, deficiencies, cost and expenses, including, without limitation, reasonable attorneys' fees and other costs and expenses incident to any suit, action, investigation, claim or proceeding (hereinafter referred to collectively as "Seller's Losses") suffered, sustained, incurred or required to be paid by Seller by reason of (i) any representation or warranty made by Buyer in or pursuant to this Agreement being untrue or incorrect in any material respect; (ii) any material failure by Buyer to observe or perform its covenants and agreements set forth in this Agreement; (iii) any liability for product warranties or defective products arising from sales of Inventory sold by Buyer after the Closing Date;
(iv) any failure by Buyer to satisfy and discharge any liability or obligation expressly assumed by Buyer pursuant to this Agreement; or (v) any and all claims made by employees of Buyer for workmen's compensation, medical insurance, disability, vacation, severance, sick benefits or other compensation arrangements to the extent the same are based on injury or sickness occurring after the Closing Date or based on employment service rendered to Buyer after the Closing Date.

     11.5 Notice of Loss. Notwithstanding anything herein contained Buyer, Seller and Clark shall not have any liability under the indemnity provisions of this Agreement with respect to a particular matter unless a notice setting forth in reasonable detail the breach which is asserted has been given to the Indemnifying Party (hereafter defined) and, in addition, if such matter arises out of a suit, action, investigation or proceeding, such notice is given promptly after the Indemnified Party (hereafter defined) shall have been given notice of the commencement of a suit, action, investigation or proceeding. With respect to Buyer's Losses and claims of employees pursuant to Section 11.2, hereof, Seller shall be the Indemnifying Party and Buyer shall be the Indemnified Party. With respect to Seller's Losses, Buyer shall be the Indemnifying Party and Seller shall be the Indemnified Party.

     11.6 Right to Defend. Upon receipt of notice of any suit, action, investigation, claim or proceeding for which indemnification might be claimed by an Indemnified Party, the Indemnifying Party shall be entitled promptly to defend, contest or otherwise protect against such suit, action, investigation, claim or proceeding or its own cost and expense, including the right to invoke any arbitration proceeding available in the dispute. The Indemnified Party shall have the right, but not the obligation, to participate at its own expense in a defense thereof by counsel of its own choosing, but the Indemnifying Party shall be entitled to control the defense unless the Indemnified party has relieved the Indemnifying Party from liability with respect to the particular matter or the Indemnifying Party fails to assume defense of the matter. In the event the Indemnifying Party shall fail to defend, contest or otherwise protect in a timely manner against any such suit, action, investigation, claim or proceeding, the Indemnified Party shall have the right, but not the obligation, to defend, contest or otherwise protect against the same and make any compromise or settlement thereof and recover the entire cost thereof from the Indemnifying party including reasonable attorneys' fees, disbursements and all amounts paid as a result of such suit, action, investigation, claim or proceeding or the compromise or settlement thereof. However, if the Indemnifying Party undertakes the defense of such matters, the Indemnified Party shall to be entitled to recover from the Indemnifying Party any legal or other expenses substantially incurred by the Indemnifying party in connection with the defense thereof other than the reasonable costs of investigation undertaken by the Indemnified Party with the prior written consent of the Indemnifying Party.

     11.7 Indemnification Pledge Agreement. At closing, Seller will grant Buyer a security interest in the shares of the Common Stock acquired by Seller pursuant to section 2.1 (b). After six (6) months from the date of closing, the security interest will terminate as to 25% of such shares not otherwise foreclosed or subject to a then existing claim, and will terminate in increments equal to twenty-five percent (25%) of the stock initially pledged on each succeeding six (6) month anniversary of the closing, upon the terms and condition set forth in the Indemnification Pledge Agreement attached hereto as Exhibit G. Additionally, Buyer agrees to include said shares for "piggy-back" registration on the form S-3 registration next filed after the closing date which registration shall be completed on or before September 30, 1999.

     11.8 Request to Allocate Responsibility. Buyer and Seller agree that if they are jointly named as parties after Closing in any suit, claim or proceeding by a past, existing or purported franchisee of Buyer or Seller that they will jointly request that the arbitrator, panel of arbitrators or court specify in their judgment or order in the event that any liability is determined as to the Buyer and Seller whether the liability is attributable to an act, omission or occurrence before or after the Closing Date or if the liability is attributable to acts, omissions or occurrences both before and after the Closing Date the proportionate degree of fault and damages reflected in the judgment or order, attributable to the Buyer or Seller.

                                  ARTICLE XII
                            POST-CLOSING COVENANTS

     12.1 Transition Period. Seller and Clark shall use good-faith efforts for a period of up to one hundred eighty (180) days after the Closing to cooperate and assist Buyer in connection with the operations of the Business and the Assets purchased by Buyer under this Agreement.

     12.2 Payment of Unpaid Receivables. Each of Seller and Clark hereby agree, jointly and severally, to pay Buyer an amount equal to the outstanding balance of the Receivables that have not been paid in full within ninety (90) days of the Closing Date. Buyer shall assign all of its rights, title and interest in such Receivables to Seller.

     12.3   Non-Solicitation.

            (a) Each of Buyer and Seller agrees that, for a period of two (2) years from the Closing Date, or two (2) years from the date of termination of this Agreement, whichever occurs first, it will not knowingly, as a result of information obtained hereunder or otherwise obtained in connection with the transactions contemplated hereunder:

                 (i) other than Buyer's acquisition of the Business contemplated by the terms of this Agreement, divert or attempt to divert any business or customer of the other party to this Agreement, or

                 (ii) except for Buyer's employment of Clark or the possible employment by Buyer of other existing employees of the Music Trader Stores, employ or attempt to employ any employee of the other party to this Agreement; provided, however, Movie Trader, in its discretion, may employ former employees of Buyer or Seller who have terminated their relationship with either Buyer or Seller without the encouragement of Seller or Music Trader.

            (b) The remedy at law for any breach or attempted breach by a party of the provisions of this Section 12.3 will be inadequate and the non-breaching party shall be entitled to temporary or permanent injunctive relief against any breach or attempted breach of such provision without the necessity of posting bond or proving actual damages. It is the express intention of the parties hereto to comply with all laws, which may be applicable to this Section 12.3. If any one or more of the provisions contained in this Section 12.3 shall for any reason be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provision of this Agreement, but any inconsistency in the provisions of this Agreement shall be construed as if such invalid, illegal or unenforceable provision had never been contained herein. The terms and conditions of this Section 12.3 will be governed by and construed in accordance with the laws of the State of Delaware; the foregoing clause will not, however, affect the forum or venue of any dispute resolution proceeding arising in connection with this Agreement or any other term or condition of this Agreement whatsoever.

                                 ARTICLE XIII
                                  TERMINATION

     13.1 Termination. This Agreement may be terminated and abandoned at any time on or prior to the Closing Date.

            (a)  By the mutual consent in writing of Buyer and Seller;

            (b) By Buyer in writing if any of the material conditions to the obligations of Buyer contained herein shall not have been satisfied or, if unsatisfied, waived as of the Closing Date.

            (c) By Seller in writing if any of the material conditions to the obligations of Seller contained herein shall not have been satisfied or, if unsatisfied, waived as of the Closing Date.

            (d) By Buyer, Seller or Clark in writing if the Closing shall not have occurred by [March 30, 1999], except that no party shall have the right to terminate this Agreement if the failure to close shall be the result of such party's failure to perform, in any material respect, its obligations hereunder.

     13.2 No Further Force or Effect. In the event of termination and abandonment of this Agreement pursuant to the provisions of Section 13.1, this Agreement shall be of no further force or effect, except for the last sentences of Sections 5.3 and 6.1, and the provisions of Section 14.1, which shall not be affected by termination of this Agreement.

                                  ARTICLE XIV
                                 MISCELLANEOUS

     14.1 Expenses. Except as otherwise expressly provided herein, Seller and Buyer shall each pay their own expenses in connection with the preparation of this Agreement, and the consummation of the transactions contemplated hereby, including, without limitation, fees of its own counsel, auditors and other experts, whether or not such transactions be consummated.

     14.2 Entire Agreement. This Agreement, together with the Schedules and other agreements contemplated herein, constitutes the entire contract and shall supersede all prior agreements and understandings, both written and oral, between the parties hereto with respect to the subject matter hereof and no party shall be liable or bound to the other in any manner by any representations or warranties except as specifically set forth herein or in any Schedule hereto or agreement executed in connection herewith or expressly required to be made or delivered pursuant thereto.

     14.3 Successors and Assigns. The terms and conditions of this Agreement shall inure to the benefit of and be binding upon the respective successors and assigns of the parties hereto. Nothing in this Agreement, express or implied, is intended to confer upon any party, other than the parties and their respective successors and assigns, any rights, remedies, obligations or liabilities under or by reason of such agreements.

     14.4 Identical Counterparts. This Agreement may be executed in one or more counterparts, each of which shall for all purposes be deemed to be an original and all of which shall constitute the same instrument, but only one of which need be produced.

     14.5 Headings. The headings of the paragraphs and subparagraphs of this Agreement are inserted for convenience only and shall not be deemed to constitute part of this Agreement or to affect the construction hereof.

     14.6 Use of Certain Terms. As used in this Agreement, the words "herein," "hereof" and "hereunder" and other words of similar import refer to this Agreement as a whole and not to any particular paragraph, subparagraph or other subdivision.

     14.7 Modification and Waiver. Any of the terms or conditions of this Agreement may be waived in writing at any time, whether before or after action thereon by the party which is entitled to the benefits thereof; and this Agreement may be modified or amended at any time, whether before or after action thereon by the parties. No supplement, modification or amendment of this Agreement shall be binding unless executed in writing by all of the parties hereto. No waiver of any of the provisions of this Agreement shall be deemed or shall constitute a waiver of any other provision hereof (whether or not similar) nor shall such waiver constitute a continuing waiver.

     14.8 Other Remedies. Except as otherwise provided herein, any and all remedies expressly conferred upon a party will be deemed cumulative with and not exclusive of any other remedy conferred hereby or by law on such party, and the exercise of any one remedy will not preclude the exercise of any other.

     14.9 Notices. All notices, consents, requests, instructions, approvals and/or communications provided for herein, shall be validly given, made or served if in writing and delivered personally or sent by registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

     (i)    If to Seller:               Music Trader, Inc.
                                        Attn:  Jeffrey D. Clark, President
                                        8593 Hydra Lane
                                        San Diego, CA  92126

            with copy to:               Muns, Wagner, Anastopulos & Lynn
                                        Attn:  Ed Muns, Attorney
                                        701 B Street, Suite 1601
                                        San Diego, CA 92101-8115

     (ii)   If to Buyer:                Compact Discs Management, Inc.
                                        Attn:   Gary Johnson, President
                                        1204 Sovereign Row
                                        Oklahoma City, OK  73108

            with copies to:             Bruce W. Day, Esq.
                                        Day, Edwards, Federman, Christensen &
                                         Propester, P.C.
                                        210 Park Avenue
                                        29th Floor Oklahoma Tower
                                        Oklahoma City, Oklahoma 73102



                                        CD Warehouse, Inc.
                                        Attn:  Michael E. Chionopoulos

                                        Vice President & General Counsel
                                        1204 Sovereign Row
                                        Oklahoma City, OK 73108

The designation of the person to be so notified or the address of such person for the purposes of such notice may be changed from time to time by a similar notice. Any notice which is delivered personally in the manner provided herein shall be deemed to have been duly given to the party to whom it is directed upon actual receipt by such party (or its agent for notices hereunder). Any notice which is addressed and mailed in the manner herein provided shall be conclusively presumed to have been duly given to the party to which it is addressed at the close of business, local time of the recipient, on the third business day after the day it is so placed in the mail.

     14.10 Governing Law. This Agreement will be construed and enforced in accordance with and governed by the laws of the State of Delaware, without regard to conflict of law principles. This Agreement will not be construed for or against a party merely because that party prepared it, but will at all times be construed according to its fair meaning.

     14.11 No Agent's Fees. Buyer represents to Seller, and Seller represents to Buyer, that there is no agent's broker's or finder's fees or commission payable or that will be payable in connection with the transactions contemplated hereby by virtue of or resulting from any action or agreement by it. Buyer hereby agrees to indemnify and hold harmless Seller, and Seller agrees to indemnify and hold harmless Buyer, from and against any claim, demand, liability, loss, cost or expense (including reasonable attorneys' fees and expenses) on account of or in connection with any agent's, broker's or finder's fees or commissions payable or alleged to be payable in connection with this Agreement or the transactions contemplated hereby virtue of or resulting from any action or agreement on the part of such indemnifying party.

     14.12  Binding Arbitration.  Except as provided in Section 5.7 and Section
12.3 of this Agreement, each party to this Agreement agrees that any dispute or controversy arising between any of the parties to this agreement, or any person or entity in privity therewith, out of the transactions effected and relationships created pursuant to this Agreement and each other agreement created in connection herewith, including any dispute or controversy regarding the formation, terms, or construction of this Agreement, regardless of kind or character, must be resolved through binding arbitration. Each party to this Agreement agrees to submit such dispute or controversy to arbitration before the American Arbitration Association (the "Association") in Oklahoma City, Oklahoma, and further agrees to be bound by the determination of an arbitration panel consisting of three (3) persons. If demand for arbitration is made, each party will have the right to select one independent arbitrator. If the party upon whom the demand for arbitration is served fails to select an arbitrator within twenty days, then the Association may select a second arbitrator upon application by either party. The two arbitrators shall select a third arbitrator. If the two arbitrators fail to select a third arbitrator within twenty days, the third arbitrator may be selected and appointed by the Association upon application by either party. The arbitrators' decision concerning the claim, controversy or dispute, including allocation among the parties of costs and expenses associated with the arbitration, shall be final and binding on the parties and judgment on the award may be entered in any court of competent jurisdiction. Any party to this Agreement may bring an action, including a summary or expedited proceeding, to compel arbitration of any such dispute or controversy in a court of competent jurisdiction and, further, may seek provisional or ancillary remedies including temporary or injunctive relief in connection with such dispute or controversy in a court of competent jurisdiction, provided that the dispute or controversy is ultimately resolved through binding arbitration conducted in accordance with the terms and conditions of this section.

     14.13 Sales Tax. Buyer shall pay 50% and Seller shall pay 50% of any California sales taxes associated with the transactions described herein, which total amount is estimated at $12,000.00.

     IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be signed in counterparts all as of the date first above written.

                                        SELLER:
                                        -------

                                        MUSIC TRADER, INC.



                                        BY:/s/ Jeffrey D. Clark
                                           -------------------------------------
                                               Jeffrey D. Clark, President


                                        CLARK:
                                        ------

                                        JEFFREY D. CLARK


                                        /s/ Jeffrey D. Clark
                                        ----------------------------------------
                                        Jeffrey D. Clark


                                        DEBBI MCGILL-CLARK


                                        /s/ Debbi McGill Clark
                                        ----------------------------------------
                                        Debbi McGill- Clark

                                        BUYER:
                                        ------

                                        COMPACT DISCS MANAGEMENT, INC.



                                        By:/s/ Gary D. Johnson
                                           -------------------------------------
                                               Gary Johnson, President